Exhibit 99.1

Ortho Clinical Diagnostics Reports Second Quarter 2021 Results

Strong Revenue Growth Drives Financial Results

Company Raises Fiscal 2021 Guidance Across all Key Metrics

RARITAN, N.J., August 4, 2021 – Ortho Clinical Diagnostics Holdings plc (Nasdaq: OCDX), one of the world's largest pure-play in-vitro diagnostics (IVD) companies, today announced financial results for the second quarter ended July 4, 2021.

Highlights

•Second quarter revenue increased 26.1% to $492.5 million, or 22.4% in constant currency

•Core revenue grew 26.2% to $487.5 million for the quarter, or 22.5% in constant currency

•Operating Income increased 104.7% to $31.3 million from $15.3 million last year

•GAAP Net Loss was ($20.0) million, or ($0.09) per diluted share, while Adjusted Net Income was $39.1 million, or $0.16 per diluted share in the second quarter of 2021

•Second quarter Adjusted EBITDA rose 27.0% year-over-year to $128.1 million and adjusted free cash flow increased $190.8 million year-over year to $144.1 million, including the benefit of $75.0 million of accounts receivable securitization

•Company raised 2021 guidance to 10% to 12% Core revenue growth in constant currency and Adjusted EBITDA growth to 15% to 17%

Second Quarter 2021 Financial Highlights

“We are pleased with the continued momentum across all of our businesses and solid execution by our team that drove another consecutive quarter of double-digit revenue growth, both with and without sales of CoV-2 assays,” said Chris Smith, Chairman and Chief Executive Officer, Ortho Clinical Diagnostics.  “We made meaningful progress during the quarter with strong organic revenue growth across each of our segments, and expansion of our menu with new, innovative assays as well as the launch of ORTHO’s OPTIXTM Reader, rounding out our Transfusion Medicine portfolio. Additionally, we further expanded the reach of our commercial excellence programs to new geographies and carried out operational improvements across our business.  Our commitment to driving operational excellence helped us deliver compelling operating leverage with 27% growth in Adjusted EBITDA during the

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period.  We believe we have positioned ourselves for sustainable growth well into the future and, in particular with continued momentum for the second half of the year.”

$ in millions, other than per share amounts	Quarter Ended		Change
	July 4, 2021	June 28, 2020	As Reported	Constant Currency
Net Revenue	$492.5	$390.5	26.1%	22.4%
Core Revenue	$487.5	$386.2	26.2%	22.5%
Gross Profit Margin	49.6%	48.0%	160 bps	-
Income from Operations	$31.3	$15.3	104.7%	-
EPS (GAAP)	($0.09)	($0.28)	$0.20	-
Adjusted Diluted EPS	$0.16	$0.02	$0.14	-
Adjusted Free Cash Flow	$144.1	($46.7)	$190.8	-
Adjusted EBITDA	$128.1	$100.9	27.0%	-

Changes presented in the table above have been calculated using actual, non-rounded amounts and may not recalculate.

•

Core revenue, which excludes contract manufacturing and other licensing revenue, increased to $487.5 million in the second quarter of 2021, compared with $386.2 million in the similar period last year, or a 22.5% increase in constant currency terms

•	Net loss for the second quarter was ($20.0) million, or ($0.09) per share, compared with net loss of ($41.3) million, or ($0.28) per share, in the second quarter of 2020

•	Adjusted free cash flow for the second quarter was $144.1 million, compared with ($46.7) million in the prior year period

•	Adjusted EBITDA for the second quarter was $128.1 million, an increase of 27.0% as compared to $100.9 million in the prior year period

Results by Segment

“We are pleased with our favorable performance across all of our geographies during the quarter, most notably with the recovery in Europe and the Emerging Markets and continued strong double-digit growth in the Americas.  Our teammates worked diligently with customers in these regions to ensure they can serve their patients effectively in the midst of ongoing pandemic concerns.  We are proud of our team for continuing to make an impact while upholding our standards of service and commercial excellence on a global scale despite the ongoing challenges posed by the COVID-19 pandemic.”

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Revenues by segment were as follows:

$ millions	Quarter Ended		Change
	July 4, 2021	June 28, 2020	As Reported	Constant Currency
Americas	$296.3	$241.1	22.9%	21.3%
EMEA	$67.8	$51.0	33.0%	24.3%
Greater China	$58.5	$43.3	35.0%	23.2%
Other	$69.9	$55.2	26.7%	24.7%
Total Revenue	$492.5	$390.5	26.1%	22.4%

Changes presented in the table above have been calculated using actual, non-rounded amounts and may not recalculate.

Balance Sheet and Liquidity

As of July 4, 2021, the Company had $200.9 million of cash and cash equivalents, compared to $132.8 million of cash and cash equivalents on January 3, 2021. Total debt as of July 4, 2021 was $2.3 billion, a 38% decrease compared with $3.7 billion on January 3, 2021.

During the second quarter:

•	The Company completed a securitization of its $75.0 million accounts receivable facility

•	We reduced our leverage ratio, as defined by net debt to trailing-twelve-month EBITDA, to 4.0x

Fiscal Year 2021 Outlook

The Company today raised financial guidance for the fiscal year 2021 as follows:

	Fiscal Year 2021	Prior Guidance FY 2021
Core Revenue	$1.95 - $1.98 billion	$1.93 - $1.96 billion
Constant Currency Core Revenue Growth	10% – 12%	9% – 11%
Adjusted EBITDA	$526 - $534 million	$520 - $532 million
Adjusted EBITDA Growth	15% - 17%	14% - 16.5%
Adjusted Diluted EPS	$0.67 - $0.72	$0.64 - $0.69

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“The strong momentum and recovery seen across our core business, paired with the ongoing optimization of our operations, allows us to raise our guidance across all metrics included in our fiscal 2021 outlook, said Joseph Busky, Chief Financial Officer, Ortho Clinical Diagnostics. “We continue to fortify our financial position and are increasingly confident in our debt reduction and operating leverage targets for this year and beyond.  Our free cash flow generation during the second quarter, while aided by the accounts receivable securitization, was substantial and the outlook for free cash flow generation for the second half of fiscal 2021 is solid. These actions give us significant opportunity to expand our suite of products, services and solutions.  I am confident in our ability to execute and look forward to seeing what our great team can accomplish in the remainder of 2021.”

Conference Call Information

Ortho Clinical Diagnostics will hold a conference call to discuss its second quarter 2021 results today, at 5:00pm EDT.

Interested parties can access the call and accompanying presentation on the “Investors” portion of the Company’s website at https://ir.orthoclinicaldiagnostics.com. Presentation materials will also be posted to the “Investors” portion of the website at the time of the call. Those unable to access the webcast may join the call via phone by dialing (888) 895-5271 (domestic) or (847) 619-6547 (international) and entering Conference ID number 50202649.

A replay of the conference call will be available a few hours after the event on the investor relations section of the Company’s website, under the events section.

About Ortho Clinical Diagnostics

Ortho Clinical Diagnostics (Nasdaq: OCDX) is one of the world’s largest pure-play in vitro diagnostics (IVD) companies.

More than 800,000 patients across the world are impacted by Ortho’s tests each day. Because Every Test Is A LifeTM, Ortho provides hospitals, hospital networks, clinical laboratories and blood banks around the world with innovative technology and tools to ensure test results are fast, accurate, and reliable. Ortho's customized solutions enhance clinical outcomes, improve efficiency, overcome lab staffing challenges and reduce costs.

From launching the first product to determine Rh+ or Rh- blood type, developing the world’s first tests for the detection of antibodies against HIV and hepatitis C, introducing patented dry-slide technology and marketing the first U.S. Food and Drug Administration-authorized high-volume antibody and antigen tests for COVID-19, Ortho has been a pioneering leader in the IVD space for over 80 years.

The Company is powered by Ortho CareTM, an award-winning, holistic service and support program that ensures best-in-class technical, field and remote service to laboratories in more than 130 countries and territories around the globe.

For more information, visit Ortho’s website or social media channels: LinkedIn, Twitter, Facebook and YouTube.

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Forward Looking Statements

This Press Release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Factors that might materially affect such forward looking statements include: the ongoing global coronavirus (COVID-19) pandemic; increased competition; manufacturing problems or delays or failure to develop and market new or enhanced products or services; adverse developments in global market, economic and political conditions; our ability to obtain additional capital on commercially reasonable terms may be limited or non-existent; our inability to implement our strategies for improving growth or to realize the anticipated benefits of any acquisitions and divestitures, including as a result of difficulties integrating acquired businesses with, or disposing of divested businesses from, our current operations; a need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets; inability to achieve some or all of the operational cost improvements and other benefits that we expect to realize; our ability to operate according to our business strategy should our collaboration partners fail to fulfill their obligations; risk that the insurance we will maintain may not fully cover all potential exposures; product recalls or negative publicity may harm our reputation or market acceptance of our products; decreases in the number of surgical procedures performed, and the resulting decrease in blood demand; fluctuations in our cash flows as a result of our reagent rental model; terrorist acts, conflicts, wars and natural disasters that may materially adversely affect our business, financial condition and results of operations; the outcome of legal proceedings instituted against us and/or others; risks associated with our non-U.S. operations, including currency translation risks, the impact of possible new tariffs and compliance with applicable trade embargoes; the effect of the United Kingdom’s withdrawal from the European Union; our inability to deliver products and services that meet customers’ needs and expectations; failure to maintain a high level of confidence in our products; significant changes in the healthcare industry and related industries that we serve, in an effort to reduce costs; reductions in government funding and reimbursement to our customers; price increases or interruptions in the supply of raw materials, components for our products, and products and services provided to us by certain key suppliers and manufacturers; our ability to recruit and retain the experienced and skilled personnel we need to compete; work stoppages, union negotiations, labor disputes and other matters associated with our labor force; consolidation of our customer base and the formation of group purchasing organizations; unexpected payments to any pension plans applicable to our employees; our inability to obtain required clearances or approvals for our products; failure to comply with applicable regulations, which may result in significant costs or the suspension or withdrawal of previously obtained clearances or approvals; the inability of government agencies to hire, retain or deploy personnel or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner; disruptions resulting from President Biden’s invocation of the Defense Production Act; results of clinical studies, which may be delayed or fail to demonstrate the safety and effectiveness of our products; costs to comply with environmental and health and safety requirements, or costs related to liability for contamination or other potential environmental harm; healthcare fraud and abuse regulations that could result in liability, require us to change our business practices and restrict our operations in the future; failure to comply with the

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anti-corruption laws of the United States and various international jurisdictions; failure to comply with anti-terrorism laws and regulations and applicable trade embargoes; failure to comply with the requirements of federal and state laws pertaining to the privacy and security of health information; our inability to maintain our data management and information technology systems; data corruption, cyber-based attacks, security breaches and privacy violations; our inability to protect and enforce our intellectual property rights or defend against intellectual property infringement suits against us by third parties; risks related to changes in income tax laws and regulations; risks related to our substantial indebtedness; our ability to generate cash flow to service our substantial debt obligations; and risks related to the ownership of our ordinary shares, including the fact that we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq; and other factors beyond our control. Unless legally required, we assume no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

Non-GAAP Financial Measures

This press release contains financial measures, such as constant-currency growth rate, adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow, which are considered non-GAAP financial measures under applicable U.S. Securities and Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow eliminate impacts of certain non-cash, unusual or other items that that we do not consider indicative of our ongoing operating performance. The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.  For example, such reconciling items include the impact of unrealized foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our results presented in accordance with GAAP. Some columns and rows within tables may not add due to rounding. Percentages have been calculated using actual, non-rounded figures.

Investors:

IR@orthoclinicaldiagnostics.com

Media:

media@orthoclinicaldiagnostics.com

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ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC
Condensed Consolidated Statements of Loss
(Unaudited)
(In millions, except per share data)

	Fiscal Quarter Ended		Fiscal Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net revenue	$492.5	$390.5	$999.3	$798.5
Cost of revenue, excluding amortization of intangible assets	248.1	202.9	496.3	416.1
Gross profit	244.4	187.6	503.0	382.4
Selling, marketing and administrative expenses	138.7	109.5	270.2	226.9
Research and development expense	30.4	25.8	59.3	49.4
Amortization of intangible assets	33.5	32.6	66.9	65.6
Other operating expense, net	10.5	4.4	17.9	13.3
Income from operations	31.3	15.3	88.8	27.2
Interest expense, net	33.0	47.5	76.4	99.7
Tax indemnification income, net	(0.2)	(2.4)	(0.4)	(4.9)
Other expense, net	3.4	7.7	53.4	67.0
Loss before provision for income taxes	(4.9)	(37.5)	(40.7)	(134.6)
Provision for income taxes	15.1	3.8	18.4	7.9
Net loss	$(20.0)	$(41.3)	$(59.1)	$(142.5)
Basic and diluted net loss per ordinary share	$(0.09)	$(0.28)	$(0.27)	$(0.97)
Basic and diluted weighted-average ordinary shares outstanding	234.6	146.4	220.4	146.3

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ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	July 4, 2021	January 3, 2021
Cash and cash equivalents	$200.9	$132.8
Accounts receivable	226.4	318.7
Inventories	305.0	278.7
Other current assets	136.6	127.0
Property, plant and equipment, net	799.5	832.0
Goodwill	578.4	580.1
Intangible assets, net	950.7	1,016.7
Deferred income taxes	7.3	8.0
Other assets	99.5	107.5
Total assets	$3,304.2	$3,401.5

Accounts payable	$146.4	$146.2
Accrued liabilities	230.6	284.7
Deferred revenue	36.6	35.5
Current portion of borrowings	65.6	160.0
Long-term borrowings	2,229.4	3,558.5
Employee-related obligations	39.6	39.3
Other liabilities	99.0	120.8
Deferred income taxes	81.5	67.3
Total liabilities	2,928.7	4,412.3
Total shareholders’ equity (deficit)	375.6	(1,010.8)
Total liabilities and shareholders’ equity (deficit)	$3,304.2	$3,401.5

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ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
	Fiscal Quarter Ended		Fiscal Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Cash provided by (used in) operating activities	$132.7	$(46.0)	$122.8	$(63.5)
Cash provided by (used in) investing activities	6.4	(7.2)	(4.3)	(25.5)
Cash (used in) provided by financing activities	(91.3)	(228.2)	(50.2)	88.0
Effect of exchange rate changes on cash	(0.8)	(0.2)	(1.0)	(2.7)
Increase (decrease) in cash, cash equivalents and restricted cash	47.0	(281.6)	67.3	(3.7)
Cash, cash equivalents and restricted cash at beginning of period	164.5	361.9	144.2	84.0
Cash, cash equivalents and restricted cash at end of period	$211.5	$80.3	$211.5	$80.3

	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Reconciliation to amounts within the consolidated balance sheets:
Cash and cash equivalents	$200.9	$68.7	$200.9	$68.7
Restricted cash included in Other assets	10.6	11.6	10.6	11.6
Cash, cash equivalents and restricted cash	$211.5	$80.3	$211.5	$80.3

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ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC
Reconciliation of GAAP to Non-GAAP Results
(Unaudited)
	Fiscal Quarter Ended		Fiscal Six Months Ended
(Dollars in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net loss	$(20.0)	$(41.3)	$(59.1)	$(142.5)
Interest expense, net	33.0	47.5	76.4	99.7
Provision for income taxes	15.1	3.8	18.4	7.9
Depreciation and amortization	83.1	79.9	165.8	159.7
Stock-based compensation	11.0	2.2	14.5	3.8
Restructuring and severance-related costs (a)	1.7	2.2	3.0	4.6
Tax indemnification income, net	(0.2)	(2.4)	(0.4)	(4.9)
Loss on extinguishment of debt	—	2.6	50.3	12.6
Unrealized foreign currency exchange losses, net (b)	—	3.0	—	52.3
Other adjustments (c)	4.5	3.4	11.6	9.7
Adjusted EBITDA	$128.1	$100.9	$280.6	$202.9

	Fiscal Quarter Ended		Fiscal Six Months Ended
(Dollars in millions, except per share data)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net loss	$(20.0)	$(41.3)	$(59.1)	$(142.5)
Amortization of intangible assets	33.5	32.6	66.9	65.6
Stock-based compensation	11.0	2.2	14.5	3.8
Restructuring and severance-related costs (a)	1.7	2.2	3.0	4.6
Loss on extinguishment of debt	—	2.6	50.3	12.6
Unrealized foreign currency exchange losses, net (b)	—	3.0	—	52.3
Other adjustments (c)	4.5	3.4	11.6	9.7
Total adjustments	50.7	46.0	146.3	148.6
Tax effect of reconciling items (d)	(1.9)	(1.7)	(3.9)	(5.0)
Discrete tax items (e)	10.3	—	10.6	—
Adjusted net income	$39.1	$3.0	$94.0	$1.1
Adjusted basic EPS	$0.17	$0.02	$0.43	$0.01
Adjusted diluted EPS	$0.16	$0.02	$0.41	$0.01
Diluted weighted-average ordinary shares outstanding	243.5	147.3	228.9	147.3

(a)	Represents restructuring and severance costs related to several discrete initiatives intended to strengthen operational performance and to support building our commercial capabilities.
(b)

For fiscal quarter and six months ended June 28, 2020, this represents non-cash unrealized gains and losses resulting from the remeasurement of transactions denominated in foreign currencies primarily related to intercompany loans.  In fiscal 2021, we initiated programs to mitigate the impact of foreign currencies related to intercompany loans in our results and, as a result, such non-cash net unrealized gains were approximately $35.8 million and $13.8 million for the fiscal quarter and six months ended July 4, 2021.  Given we expect these programs to continue to mitigate any impact in future periods, we will not be adjusting our Adjusted EBITDA and Adjusted net income for non-cash unrealized gains and losses resulting from the remeasurement of transactions denominated in foreign currencies in the fiscal quarter and six months ended July 4, 2021 and onwards.

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(c)

Represents miscellaneous other adjustments related to unusual items impacting our results including the elimination of management fees, non-cash derivative mark-to-market loss (gain) and certain asset write-downs. See information below:

	Fiscal Quarter Ended		Fiscal Six Months Ended
($ in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
EU medical device regulation transition costs	$0.9	$1.2	$1.8	$2.3
Principal shareholder management fee	0.8	0.7	1.5	1.5
Derivative mark-to-market loss (gain)	1.0	(1.2)	1.6	(0.2)
Other	1.8	2.7	6.7	6.1
Total other adjustments	$4.5	$3.4	$11.6	$9.7
(d)	Non-GAAP adjustments were tax effected based on the nature of the expense and related jurisdiction, many of which are impacted by valuation allowances resulting in little to no tax impact.
(e)	We exclude deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, and other unusual items not related to current operating results.
	Fiscal Quarter Ended		Fiscal Six Months Ended
($ in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net cash provided by (used in) operating activities - GAAP	$132.7	$(46.0)	$122.8	$(63.5)
Adjustments:
Net cash provided by (used in) investing activities - GAAP	6.4	(7.2)	(4.3)	(25.5)
Unusual or non-recurring payments	5.0	6.5	12.5	13.9
Adjusted free cash flow (f)	$144.1	$(46.7)	$131.0	$(75.1)
(f)

The Company defines free cash flow as net cash flows from operating activities accounted for under GAAP less net cash flows from investing activities accounted for under GAAP plus or minus any unusual or non-recurring payments.

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ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC
Reconciliation of GAAP to Non-GAAP Results
Core and Non-Core Revenue and Revenue by Segment
(Unaudited)
	Fiscal Quarter Ended
	July 4, 2021	June 28, 2020	Percent Change	Currency Impact	Constant Currency Growth Rate (a)
Core Revenue	$487.5	$386.2	26.2%	3.7%	22.5%
Non-Core Revenue	4.9	4.3	14.0%	0.0%	14.0%
Net Revenue	$492.5	$390.5	26.1%	3.7%	22.4%

Segment net revenue
Americas	$296.3	$241.1	22.9%	1.6%	21.3%
EMEA	67.8	51.0	33.0%	8.7%	24.3%
Greater China	58.5	43.3	35.0%	11.7%	23.2%
Other	69.9	55.2	26.7%	2.0%	24.7%
Net revenue	$492.5	$390.5	26.1%	3.7%	22.4%

	Fiscal Six Months ended
	July 4, 2021	June 28, 2020	Percent Change	Currency Impact	Constant Currency Growth Rate (a)
Core Revenue	$986.9	$790.5	24.8%	3.1%	21.8%
Non-Core Revenue	12.4	8.0	56.1%	0.0%	56.1%
Net Revenue	$999.3	$798.5	25.2%	3.0%	22.1%

Segment net revenue
Americas	$617.7	$491.7	25.6%	0.5%	25.1%
EMEA	136.3	109.6	24.3%	8.7%	15.6%
Greater China	113.5	89.6	26.6%	9.9%	16.7%
Other	131.8	107.6	22.6%	2.5%	20.1%
Net revenue	$999.3	$798.5	25.2%	3.0%	22.1%

(a)

The term “constant currency” means we have translated local currency revenues for all reporting periods to U.S. dollars using internally-derived currency exchange rates held constant for each year.  This additional non-GAAP financial information is not meant to be considered in isolation from or as substitute for financial information prepared in accordance with GAAP.

Ortho Clinical Diagnostics  |  1001 US Route 202 Raritan, NJ 08869-0606